Exhibit 4.2
GIGAMEDIA LIMITED
2008 EMPLOYEE SHARE PURCHASE PLAN
     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase common stock of the Company.
     2. Definitions.
          a. “Board” shall mean the Board of Directors of the Company.
          b. “Change in Capitalization” shall mean any increase, reduction, or change or exchange of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.
          c. “Code” means the United States Internal Revenue Code of 1986, as amended.
          d. “Committee” shall mean the Board, the Compensation Committee of the Board, or such other Committee appointed by the Board to administer the Plan and to perform the functions set forth herein.
          e. “Common Stock” shall mean ordinary shares in the capital of the Company.
          f. “Company” shall mean GigaMedia Limited, a company incorporated in the Republic of Singapore (Registration No.: 199905474H ).
          g. “Compensation” shall mean the fixed salary or base wage paid by the Company to an Employee as reported for income tax purposes, including where applicable such Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but in any case excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.
          h. “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leaves is guaranteed by contract or statute.
          i. “Designated Subsidiaries” shall mean the subsidiaries of the Company which have been designated by the Company from time to time in its sole discretion as eligible to participate in the Plan.
          j. “Employee” shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries.
          k. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          l. “Exercise Date” shall mean the last business day of each Offering Period.
          m. “Fair Market Value” per Common Stock as of a particular date shall mean (i) the closing sales price per Common Stock on the national securities exchange on which the Common Stock is principally traded, on such date or on the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.
          n. “Offering Date” shall mean the date or dates determined by the Committee for an Offering Period to Commence.
          o. “Offering Period” shall mean the period or periods determined by the Committee commencing on each Offering Date; provided, however, that (i) if the Offering Period is being administered with the intent of qualifying the Common Stock to be purchased as eligible for treatment as purchased under an employee stock purchase plan under Section 423 of the Code, such Offering Period may not exceed 27 months in length and (ii) if the Offering Period is being administered as provided in Section 4d hereof, the Offering Period may not exceed one calendar month in length.
          p. “Participant” shall mean an Employee who participates in the Plan.
          q. “Plan” shall mean the GigaMedia Limited 2008 Employee Share Purchase Plan, as amended from time to time.
     3. Eligibility.

          Subject to the requirements of Section 4b hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan; provided, that the Committee may exclude Employees from eligibility and participation in the Plan to the extent permissible under Section 423(b)(4) of the Code and/or FAS 123(R).
     4. Grant of Purchase Right; Participation.
          a. On each Offering Date, the Company shall commence an offer by granting each eligible Employee the right to purchase Common Stock, subject to the limitations set forth in Sections 3 and 10 hereof.
          b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing a notice with the Company in the form determined by the Committee. Each such notice shall be effective for subsequent Offering Periods until modified or terminated by the Participant.
          c. If the Offering Period is being administered with the intent of qualifying Common Stock to be purchased as eligible for treatment as purchased under an employee stock purchase plan under Section 423 of the Code, the purchase price per Common Stock subject to an offering shall be not less than 85% of the lesser of (i) the Fair Market Value of Common Stock as of the Offering Date or (ii) the Fair Market Value of Common Stock as of the Exercise Date (or as of such other time or times determined by the Committee).
          d. The Committee may determine that an Offering Period shall be administered with the intent that the purchase rights granted with respect to such Offering Period shall qualify as non-compensatory under FAS 123(R). In such event the purchase price for the Common Stock offering during such Offering Period shall be not less than 95% of the Fair Market Value of Common Stock as of the Exercise Date.
     5. Contributions.
          a. A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction (or such other method of payment determined by the Committee) of any whole percentage from 2 percent to 10 percent of such Participant’s Compensation for each pay period occurring during the applicable Offering Period. A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once per calendar month, by filing a new authorization form with the Committee. Such authorization will remain effective for subsequent Offering Periods until modified or terminated by the Participant. For purposes of this Plan, any reference to contributions is deemed to also include any other method of contribution determined by the Committee from time to time.
          b. All contributions made by a Participant shall be credited to such Participant’s account under the Plan.
          c. No Participant may contribute more than $25,000 under the Plan per calendar year if the Plan is being administered with the intent of qualifying the Common Stock to be purchased as eligible for treatment as purchased under an employee stock purchase plan under Section 423 of the Code.
     6. Exercise of Purchase Rights.
          a. Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant’s right to purchase Common Stock will be exercised automatically on the Exercise Date, and the maximum number of Common Stock subject to such right will be purchased for such participant at the applicable purchase price with the accumulated contributions in such participant’s account.
          b. Any cash balance remaining in a Participant’s account after the termination of an Offering Period will be carried forward to the Participant’s account for the purchase of Common Stock during the next Offering Period if the Participant elects to participate in such subsequent Offering Period, and will be repaid to the Participant if the Participant does not participate in such subsequent Offering Period.
     7. Delivery of Common Stock.
          As promptly as practicable after Common Stock are purchased upon exercise of the purchase right hereunder, the Company shall arrange the delivery to such Participant a share certificate representing the Common Stock which the Participant purchases.
     8. Withdrawal; Termination of Employment.
          a. A Participant may withdraw all, but not less than all, the contributions credited to such Participant’s account (that have not been used to purchase Common Stock) under the Plan at any time by giving written notice to the Company received prior to the Exercise Date. All such contributions credited to such Participant’s account will be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s purchase right for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of Common Stock will be made for such participant during such Offering Period and for the following Offering Period.
          b. Upon termination of a Participant’s Continuous Status as an Employee during an Offering Period for any reason, including voluntary termination, retirement or death, the contributions credited to the Participant’s account that have not been used to purchase Common Stock will be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 12 hereof, and such Participant’s purchase right will be automatically terminated.

     9. Interest.
     No interest shall accrue or be paid on any contributions credited to a Participant’s account under the Plan.
     10. Common Stock.
          a. The maximum number of Common Stock which shall be reserved for sale under the Plan shall be 200,000, subject to adjustment upon Changes in Capitalization of the Company as provided in Section 15 hereof. If the total number of Common Stock which would otherwise be subject to purchase rights granted pursuant to Section 4.a. hereof on an Offering Date exceeds the number of Common Stock then available under the Plan (after deduction of all Common Stock for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Common Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of Common Stock available for purchase and shall similarly reduce the rate of payroll deductions if necessary.
          b. Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.
     11. Administration. The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been make at a meeting duly held and shall be binding on all parties. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation make in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.
     12. Designation of Beneficiary.
          a. A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any Common Stock and cash remaining in such Participant’s account under the Plan in the event of the Participant’s death.
          b. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
     13. Transferability. Neither contributions credited to a Participant’s account nor any rights to purchase or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with section 8 hereof.
     14. Use of Funds. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions.
     15. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under purchase rights, as well as the price per Common Stock covered by each purchase right under the Plan which has not yet been exercised.
     16. Plan Amendment or Termination. The Board may terminate or amend the Plan at any time and for any reason or no reason. Except as provided in Section 15 hereof, no such termination can adversely affect purchase rights previously granted and no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant.
     17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
     18. Regulations and Other Approvals; Governing Law.
          a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Republic of Singapore without giving effect to the choice of law principles thereof.
          b. The obligation of the Company to sell or deliver Common Stock with respect to purchase rights granted under the Plan shall be subject to all applicable laws, rules and regulations, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
     19. Effective Date. The Plan shall become effective upon the later to occur of (i) the date of its adoption and (ii) the date on which it is approved by the stockholders of the Company.